UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 15, 2005

(Date of Report – date of earliest event reported)

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

00029758	41-0856543
(Commission File No.)	(IRS Employer Identification No.)

8170 Upland Circle, Chanhassen, MN 55317-8589

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)  Appointment of Principal Officers.

On December 15, 2005, we elected Charles B. Westling as our new Chief Executive Officer.  Mr. Westling replaces Greg R. Meland, whom we elected as our new Chairman.  Mr. Meland replaces Robert M. Price, who will remain as a member of our Board of Directors.

Background of Our Newly Elected Officers.

Mr. Westling, age 46, joined us in 2002 as Vice President—Corporate and Business Development.  In 2002, Mr. Westling became Vice President—Market Development.  In 2003, Mr. Westling became President and Chief Operating Officer.  Between 2000 and 2001, he was the Executive Vice President of Business Development of Agiliti, Inc.  Mr. Westling served as Senior Managing Director and Director of Corporate Finance for John G. Kinnard and Company, Incorporated from 1997 to 1999.  From 1990 to 1997, Mr. Westling was a member of the corporate finance department at Dain Bosworth Incorporated, serving most recently as a managing director and head of technology investment banking.  Mr. Westling received his B.A. in economics from Carleton College and earned a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Meland, age 52, joined us in 1991 as our Vice President of Sales and Engineering. He became President and Chief Executive Officer in 1993.  Between 1979 and 1991, Mr. Meland served in various sales and marketing positions with the Imprimis disk drive subsidiary of Control Data Corporation (which was sold to Seagate in 1989), most recently as the North Central U.S. Director of Sales.

Certain Transactions.

Change of Control Severance Agreements.  In November 2004, we entered into a change of control severance agreement with each of Messrs. Westling and Meland (and other executive officers) effective so long as they are employed by us.  Under the agreements, each executive is entitled to a severance payment in the event the executive (a) is terminated without cause by us in anticipation of, in connection with, at the time of or within two years after a change of control, or (b) resigns for good reasons arising in anticipation of, in connection with, at the time of or within two years after a change of control (a “Covered Termination”).

If there is a “Covered Termination” of either executive’s employment, and provided the executive complies with certain confidentiality, non-competition and non-solicitation covenants, we will pay the executive (a) all cash compensation accrued but not paid as of the termination date, and (b) on the first day of the month following the termination date, a lump sum payment equal to two times the executive’s annual base salary in effect immediately prior to the date of termination.  Messrs. Westling and Meland will also be entitled to COBRA health benefits at our expense.

Under the terms of the agreements, termination of employment for good reason generally means the occurrence of certain events without the employee’s consent, including, among other things, (1) our assigning him duties inconsistent in any material respect with his duties and responsibilities as in effect on the date of the agreement,  (2) reduction in annual salary or targeted bonus opportunities, or (3) relocation of our offices at which the executive is employed to a location more than 50 miles from the prior location.  Termination for cause means, among other things, (1) willfully or grossly negligent failure by the executive to perform his or her duties, or (2) conviction of the commission of a felony or a crime involving us or our business or involving or relating to moral turpitude.

Restricted Stock Agreement.  In August 2004, we awarded shares of restricted stock to Mr. Westling and certain other executive officers.  Mr. Westling’s 75,000 shares of restricted stock vest one-third each upon our achieving (a) positive income from operation for two consecutive fiscal quarters, (b) a 5% return on investment capital and (c) a 10% return on invested capital.  The restricted stock cliff vests 100% on August 13, 2009.  In November 2005, Mr. Westling vested in two-thirds of his shares.

Item 9.01  Financial Statements and Exhibits.

(c)                                  Exhibits.

99.1                           Press release dated December 15, 2005 announcing the election of new officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 16, 2005

DATALINK CORPORATION

	By:	/s/ Daniel J. Kinsella
Daniel J. Kinsella, Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Press release dated December 15, 2005 announcing the election of new officers.